STRATEGIC CONSULTING AGREEMENT

BETWEEN

2050 MOTORS, INC. AND EDGE FIBERNET

Date: March 19, 2019,

This Consulting Agreement ("Agreement") is between EDGE FIBERNET ("Consultant") and 2050 Motors, Inc., a California Corporation ("Company"); the Consultant and the Company are referred to herein individually as Party and collectively as the Parties.

RECITALS

A. The Company is a publicly-traded company incorporated in California.

B. The Consultant has extensive experience in technology business development and broadband network infrastructure.

C. The Company desires to utilize the services of the Consultant as a strategic consultant and the Consultant desires to perform the services set forth in this Agreement.

Now, therefore, in consideration of the mutual agreements made herein, including the good and valuable consideration exchanged between the Parties, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Recitals. The above recitals are true, correct, and are herein incorporated by reference.

2. Term. The term of performance under this Agreement shall begin as of March 19, 2019 and shall continue for one calendar year, or Termination, defined herein (the "Term").

3. Compensation. The Company hereby agrees to pay Consultant10.0 million common stock purchase warrants with an exercise price of $.005, a three (3)-year expiration, and a cashless exercise feature.

4. Business Expenses. Consultant shall not incur any business expenses that are necessarily incurred in connection with carrying out Consultant's duties and responsibilities unless approved in advance by Company in accordance with Company's expense reimbursement policies.

5. Benefits. Consultant is not an employee and is not entitled to any medical, disability or other benefits during the Term.

6. Duties and Responsibilities: During the term of this Agreement, the Consultant, in connection with his responsibilities as a strategic consultant shall perform the following services:

- Marketing strategies

- Product development plans
- Business forecasts.
- Development work in financial projects
- Launch new product initiatives.
- Advice on new businesses and mergers and acquisitions in EV sales outlets.
- Channel development
- Developing value from technology

7. Extent of Services. Parties shall agree from time to time on the extent of services and expectation of time and overall contribution.

8. Lease. Consultant will provide the Company with an option to lease 4,000 square feet of space at its Brooklyn, New York headquarters to develop a showroom and corporate location for 2050 products, services and operations. This lease option will be papered under separate cover.

9 Relationship of Parties. Consultant is an independent contractor, not an employee of the Company, and nothing in this Agreement shall create an employment relationship between the Parties.

10. Non-Disclosure of Information. The Consultant agrees that he will not use or disclose any Proprietary Information of the Company for the Executive's own purposes or for the benefit of any entity engaged in Competitive Business Activities or otherwise. As used herein, the term "Proprietary Information" shall mean trade secrets or confidential proprietary information of the Company which are material to the conduct of the business of the Company.

11. No Authority. Unless Company otherwise gives its prior written authorization, Consultant shall have no authority to act as an agent for Company, to represent Company, or bind Company in any manner.

12. Subcontractors. Without prior written consent from Company, Consultant may not use subcontractors to perform the Services, such consent not to be unreasonably withheld by Company.

13. Termination. a) Not At-Will Contractor. Consultant is NOT an at-will contractor, and this Agreement may only be terminated as follows: (i) for any cause, including, without limitation, breaching a provision of this Agreement; (ii) upon the death of Consultant; (iii) upon Company dissolving, becoming insolvent, filing bankruptcy, or ceasing all business operations; (iv) a change in control of the Company; (v) by replacing this agreement with an employment agreement; or (vi) by mutual written agreement of the Parties. b) Notice. Where this Agreement is terminated due to Consultant breaching a provision of this Agreement or other just cause to be determined by the Company, the Company may terminate this Agreement at any time, with or without written or digital notice, as permitted by applicable law.

14. Work Product. Consultant acknowledges and agrees that any and all improvements, trademarks, copyrightable work, any social media and business contacts obtained for or on behalf of Company, are Company's exclusive property, and shall be immediately disclosed and assigned to Company. Consultant's above obligations to Company shall be continuous and ongoing and shall survive the termination of this Agreement. The provisions of this paragraph shall apply in all cases except where Consultant receives Company's express prior written consent otherwise or if prevented by applicable law.

15. Return of Company Property. Upon termination of this Agreement, for any reason, or at any other time that Company may so request, Consultant shall immediately deliver to Company all Company and/or client property and/or information, including, but not limited to, all equipment, telephones, credit cards, keys, computer software, manuals, passwords, financial and tax documents, memorandum, letters, reports, books, marketing materials and all other printed documents (and all copies thereof) in Consultant's possession, custody, and/or control. Also, the Company may cancel all or a portion of the Compensation paid or to be paid, including Stock issued or scheduled to be issued, if there is a violation of this agreement by Consultant or this Agreement is cancelled by either party.

16. Non-Competition. During this Agreement, Consultant may directly engage in, own, manage, operate, or control, as an employee, officer, director, partner, manager, consultant, agent, owner, or in any other capacity, any business considered to be a competitor to the Company. Consultant may not engage in any activities that would have the direct negative financial effect of competing with Company's operations within any city, state, municipality, or similar division where Company sells, or markets its services. Examples of prohibited direct negative financial effect include, with limitation, providing Consultant's advice on pricing and marketing of competing company products and services, or other support to any of Company's direct digital marketing competitors where sharing of current or future strategic information would have a negative financial operational effect on the Company.

17. Disputes. The Parties acknowledge and agree that any disputes will be in the jurisdiction of the Illinois Courts.

18. No Conflict. Consultant represents and warrants that the execution of this Agreement by Consultant and the performance of Consultant's obligations hereunder will not conflict with, result in the breach of any provision of or the termination of, or constitute a default under any agreement to which Consultant is a party or by which Consultant is or may be bound. If, at any time, Consultant discovers he or she has or may have any outside business relationships or activities that conflict with Company's best interests, then Consultant shall immediately disclose the conflict or potential conflict to Company.

19 Indemnification. The Company and the Consultant mutually indemnify and hold harmless one another, along with the Company's officers, directors, advisors, employees, and agents, against all claims, liabilities, losses, costs, and all other legal and non-legal expenses, including without limitation reasonable attorney's fees and costs and insurance deductibles arising directly or indirectly from (i) breach of any provision of this Agreement or (ii) the negligent, grossly negligent, or intentional act or omission of Consultant or any of the Company's directors, advisors, officers, employees, or agents that causes any type of damage to Company

20. Non-Exclusivity of Remedies. The enumeration herein of specific remedies shall not be exclusive of any other remedies. Any delay or failure by Company to exercise any right, power, remedy, or privilege herein contained, or now or hereafter existing under any applicable statute or law, shall not be construed to be a waiver of such right, power, remedy, or privilege. Company's waiver of a breach of any provision of this Agreement by Consultant shall not be considered as a waiver of rights with respect to any subsequent breach by Consultant.

21. Severability. The Parties have attempted to limit the non-disclosure, non-competition, and non-solicitation provisions so that they apply only to the extent reasonably necessary to protect legitimate business and property interests. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, that provision shall be considered removed from this Agreement, and the remaining provisions shall continue to be valid and enforceable according to the intentions of the Parties. However, if a court or arbitration panel finds that any provision of this Agreement is invalid or

unenforceable as currently written, but that by rewriting or limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as is necessary to further the intent of the Parties to the maximum extent permitted by law.

22. Binding Effect: Assignment. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. This Agreement is a personal services contract and the rights, obligations, and interests of Consultant hereunder may not be sold, assigned, transferred, pledged, or hypothecated.

23. Entire Agreement. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the Party against whom any waiver, change, amendment, modification or discharge is sought.

24. Governing Law and Venue. To the extent not inconsistent with applicable law, Consultant acknowledges and agrees that this Agreement shall be governed by and construed in accordance with the laws of the state of Illinois .

25. Counterparts; Electronic Signature. This Agreement may be executed in counter parts, including by fax, email, or other facsimile, each an original but all considered part of one Agreement. Electronic signatures placed upon counterparts of this Agreement by a Party or their approved agent shall be considered valid representations of that Party's signature.

26. Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified or registered mail, first class, return receipt requested, to the Parties at the following addresses or any other address so specified in writing by a Party:

Company Address:

Registered Agents Inc.
c/o 2050 Motors, Inc.
1267 Willis St., Ste 200
Redding, CA 96001

Consultant Address:

EDGE FiberNet
254 36th St. (304C - #12)
Brooklyn, NY 11201

27. Acknowledgements. Consultant acknowledges, understands, and accepts: a) Consultant's obligations under this Agreement; b) That Consultant freely enters into this Agreement; c) That Consultant has the right to seek independent advice at Consultant's expense or to propose modifications prior to signing the Agreement and has negotiated proposed modifications to the extent Consultant deems necessary; d) That the covenants made by and obligations imposed upon Consultant hereby, including any and all covenants regarding confidentiality, non- competition, non-solicitation, are fair, reasonable, and minimally necessary to protect the legitimate business interests of Company, and such covenants and obligations will not place an undue burden upon Consultant in the event of termination of Consultant's contract with Company and the strict enforcement of the covenants contained herein; e) That the above restrictions are not intended to deprive him or her of an opportunity to earn a living in the same profession

as that of Company. Rather, Consultant agrees to abide by the above restrictions in recognition of Company's legitimate and reasonable objective to protect its business interests and client relationships; f) That Consultant has been provided with good and valuable consideration in return for the execution of this Agreement; and g) THAT CONSULTANT HAS READ ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT.

IN WITNESS WHEREOF, INTENDING TO BE LEGALLY BOUND HEREBY, CONSULTANT AND COMPANY EXECUTED THIS AGREEMENT AS OF THE DATE SET FORTH BELOW.

2050 MOTORS, INC.

By: Vikram Grover
Chief Executive Officer

EDGE FIBERNET

By: Ted Flomenhaft
Owner & Chief Executive Officer